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                                                                      EXHIBIT 8


              [LETTERHEAD OF KRIEG DeVAULT ALEXANDER & CAPEHART]


November 12, 1997


Board of Directors
Fourth First Bancorp
Fourth and Main Streets
Huntingburg, Indiana  47542

       RE:  Merger of Fourth First Bancorp into National City
            Bancshares. Inc and the Exchange of Common Stock of
            Fourth First Bancorp for Common Stock of National City Bancshares, Inc.

Ladies and Gentlemen:

       The Board of Directors of Fourth First Bancorp ("FFB") has requested our opinion as to certain federal income tax consequences of a reorganization involving National City Bancshares, Inc ("NCBE") and FFB.

       In summary, the proposed transaction involves the merger of FFB with and into NCBE ("Merger"), with NCBE as the surviving entity. The surviving entity shall be known as National City Bancshares, Inc. In consideration of the Merger, non-dissenting FFB shareholders will receive NCBE common stock in exchange for their shares of FFB common stock. Upon and after consummation of the Merger, FFB's wholly-owned subsidiary, First Bank of Huntingburg ("Bank"), will be a wholly-owned subsidiary of NCBE.

                              FACTS

       In connection with the Merger, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:

       A.   NATIONAL CITY BANCSHARES, INC.

       NCBE has its principal office at 227 Main Street, Evansville, Vanderburgh County, Indiana 47705. NCBE is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of May 31, 1997, NCBE had 20,000,000 shares of voting, no par value (stated value $1.00 per share) common stock authorized, of which approximately 9,289,039 shares were issued and outstanding. NCBE common stock is traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System. No shareholder of NCBE holds five percent (5%) or more of NCBE's outstanding common stock.

       NCBE maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. NCBE is the parent corporation of an affiliated group of subsidiaries consisting of eleven (11) operating banks, one (1) leasing company and one (1) property management company ("NCBE Group"). The NCBE Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective time of the Merger.

       B.   FOURTH FIRST BANCORP

       FFB has its principal office at Fourth and Main Streets, Huntingburg, Indiana 47542. FFB is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of August 6, 1997, FFB had 250,000 shares of voting, no par value (stated value $1.00 per share) common stock authorized, of which 142,738 shares were issued and outstanding and 17,262 were held in the treasury. As of August 6, 1997, there were approximately 135 shareholders of FFB. The common stock of FFB is not actively traded and there has never been an established public trading market for the stock.

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Fourth First Bancorp
November 12, 1997
Page 2


       As of November 12, 1997, the shareholders listed below held five percent (5%) or more of the outstanding shares of FFB common stock. The shareholders are listed in the order their names appear on the stock transfer records of FFB:

                                                           Percentage of
                                             Number of      Outstanding
                    Name                     FFB Shares       Shares
                   ------                   -----------    --------------
             Leroy Mundy (1) (5)                13,033          9.1%
             Lee Ray Olinger (2) (5)            22,074         15.5%
             Max Olinger (3) (5)                11,195          7.8%
             Norbert Olinger (4) (5)             9,639          6.8%
             First Bank of Huntingburg
             Retirement Profit Sharing Plan     7,568           5.3%

       (1) The Leroy Mundy Trust beneficially owns 6,516 shares, over which Leroy Mundy has sole voting and investment power, and 6,517 shares are beneficially owned by the Rosemary Mundy Family Trust, over which Rosemary Mundy, the spouse of Leroy Mundy, has sole voting and investment power.

       (2) Lee Ray Olinger beneficially owns 16,660 shares directly and 5,414 shares are beneficially owned by Martha Olinger, the spouse of Lee Ray Olinger.

       (3) Max Olinger beneficially owns one share directly and 3,497 shares are beneficially owned by the Max Olinger Primary Trust, over which Max Olinger has sole voting and investment power. The Dorothy Olinger Primary Trust beneficially owns 3,497 shares, over which Dorothy Olinger, the spouse of Max Olinger, has sole voting and investment power. Four Thousand Two Hundred shares (4,200) are beneficially owned by Five O Corporation, over which Max Olinger has sole voting and investment power.

       (4) Norbert Olinger beneficially owns 6,251 shares directly and 3,388 shares are beneficially owned by Judith
            Olinger, the spouse of Norbert Olinger.

       (5) Lee Ray Olinger, Max Olinger and Norbert Olinger are brothers and Leroy Mundy is their brother-in-law.

       FFB maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. FFB is the parent corporation for the Bank, its only subsidiary.

                        BUSINESS PURPOSES

       The shareholders of NCBE and the shareholders of FFB desire to reorganize their stock interests to accomplish the following business objectives, among others:

       1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

       2. To provide the shareholders of FFB an interest in a more widely-held enterprise with potentially more marketable stock.

       3. To allow NCBE and the Bank to compete more effectively with other banking organizations and to enable the Bank to provide new and broader services to its customers.

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Fourth First Bancorp
November 12, 1997
Page 3

                       PROPOSED TRANSACTION

       As used herein, "Code" refers to the Internal Revenue Code of 1986, as amended, and "Regulations" refers to regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

       To accomplish the objectives specified above, NCBE and FFB entered into an Agreement and Plan of Merger, dated August 6, 1997 ("Agreement"). Under the terms of the Agreement, FFB will merge with and into NCBE, and the Bank will become a wholly-owned subsidiary of NCBE. At the effective time of the Merger, each issued and outstanding share of FFB common stock will be converted into the right to receive that number of shares of NCBE common stock equal to: (i) the number of shares of NCBE common stock having an aggregate Average Value of $26,500,000, subject to a minimum of 757,142 shares and a maximum of 883,333 shares, subject to adjustment, if any, as provided for in the Agreement; (ii) divided by the number of outstanding shares of FFB common stock outstanding as of the closing. The Agreement defines the Average Value of the NCBE common stock as the average of the weighted average trading prices (excluding trades by NCBE and its subsidiaries) of a share of NCBE common stock as reported by the NASDAQ National Market for the 10 trading days on which NCBE common stock is traded ended 3 days prior to the closing; however, the Average Value used for computing the number of shares of NCBE common stock may not be less than $30.00 per share or more than $35.00 per share, subject to adjustment, if any, as provided for in the Agreement.

       No fractional shares of NCBE common stock will be issued with respect to fractional share interests arising from the exchange ratio specified above. Rather, any shareholder of FFB entitled to a fractional share interest of NCBE common stock will receive cash in lieu thereof in an amount equal to the fraction of the Average Value. The payment of cash in lieu of fractional share interests of NCBE common stock is solely for the purpose of avoiding the expense and inconvenience to NCBE of issuing fractional shares of its common stock and does not represent separately bargained-for consideration.

       No cash or other property, except for NCBE common stock and cash paid in lieu of fractional shares, will be allocated to the shareholders of FFB, other than to dissenting shareholders, if any, who have the right to receive cash for the value of their shares of FFB common stock upon the proper and timely exercise of their dissenters' rights as provided by applicable law. Dissenting shareholders of FFB who have properly perfected their dissenters' rights have the right to receive cash for the value of their shares of FFB common stock in an amount to be determined under the laws of the State of Indiana.

       The Agreement will be submitted to the shareholders of FFB for their approval at a special meeting called and held in accordance with applicable law and with FFB's Articles of Incorporation and By-Laws. The holders of a majority of the outstanding shares of FFB common stock and a majority of the Board of Directors of FFB must approve the Merger. Approval of the Merger by the shareholders of NCBE is not required or contemplated.

       The Merger requires the prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") and the Indiana Department of Financial Institutions ("DFI"). The Federal Reserve has approved the Merger, and an application has been filed with the DFI for prior approval, but such approval has not yet been received.

       The shares of NCBE common stock will, when issued to non-dissenting shareholders of FFB in accordance with the Agreement, be validly issued, fully paid and nonassessable and registered under the Securities Act of 1933, as amended.

                           ASSUMPTIONS

       In connection with the Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

       1. The fair market value of the NCBE common stock and other consideration received by each FFB shareholder will be approximately equal to the fair market value of the FFB common stock surrendered in the exchange.

       2. There is no plan or intention by the shareholders of FFB who own one percent (1%) or more of the outstanding shares of FFB common stock and, to the best knowledge of FFB management, there is no plan or intention on the part of the remaining shareholders of FFB, to sell, exchange or otherwise dispose of a number of shares of NCBE common stock received in the transaction that would reduce the FFB shareholders' ownership of NCBE common stock to be received in the Merger to a number of shares having a value, as of the effective time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding common stock of FFB. For purposes of this assumption, shares of FFB common stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of NCBE common stock will be treated as outstanding FFB common stock at the effective time of the Merger. Moreover, shares of FFB common stock and shares of NCBE common stock held by FFB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this assumption.

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Fourth First Bancorp
November 12, 1997
Page 4

       3. NCBE has no plan or intention to reacquire any of its common stock issued in the Merger. NCBE may, however, acquire NCBE common stock on a periodic basis through purchases on an anonymous basis on the open market at open market prices.

       4. NCBE has no plan or intention to sell or otherwise dispose of any of the assets of FFB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section
368(a)(2)(C) of the Code.

       5. The liabilities of FFB assumed by NCBE and the liabilities to which the transferred assets of FFB are subject were incurred by FFB in the ordinary course of its business.

       6. Following the Merger, NCBE will continue the historic business of FFB or use a significant portion of FFB's historic business assets in a business.

       7. NCBE, FFB, and the shareholders of FFB will pay their respective expenses, if any, incurred in connection with the Merger.

       8. There is no intercorporate indebtedness existing between NCBE and FFB that was issued, acquired or will be settled at a discount.

       9.   No parties to the Merger are investment companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

       10. FFB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

       11. The fair market value of the assets of FFB transferred to NCBE will equal or exceed the sum of the liabilities assumed by NCBE plus the amount of liabilities, if any, to which the transferred assets are subject.

       12. The payment of cash in lieu of fractional shares of NCBE common stock resulting from the exchange ratio is solely for the purpose of avoiding the expense and inconvenience to NCBE of issuing fractional shares of NCBE common stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the FFB shareholders instead of issuing fractional shares of NCBE common stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the FFB shareholders in exchange for their shares of FFB common stock. The fractional share interests of each FFB shareholder will be aggregated, and no FFB shareholder will receive cash in an amount equal to or greater than the value of one full share of NCBE common stock.

       13. None of the compensation received by any shareholder-employee of FFB will be separate consideration for, or allocable to, any of their shares of FFB common stock; none of the shares of NCBE common stock received by any shareholder-employee of FFB will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of FFB will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

       14. The shareholders of FFB (immediately before the Merger) receiving shares of NCBE common stock in the Merger will not own (immediately after the Merger) more than fifty percent (50%) of the fair market value of NCBE common stock.

                             OPINION

       Based solely upon the facts, assumptions and other information set forth above, and so long as such facts, assumptions and other information are true and correct on the date of the consummation of the Merger, it is our opinion with respect to the Merger that:

       1. Provided that the merger of FFB with and into NCBE qualifies as a statutory merger under applicable law, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

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Fourth First Bancorp
November 12, 1997
Page 5

       2. FFB will recognize no gain or loss upon the transfer of all of its assets to NCBE in exchange for NCBE common stock issued to FFB shareholders, cash paid to dissenting FFB shareholders, if any, or to FFB shareholders in lieu of fractional shares of NCBE common stock, and the assumption by NCBE of all of FFB's liabilities.

       3. No gain or loss will be recognized by NCBE on the receipt of the assets of FFB in exchange for common stock of NCBE.

       4. The shareholders of FFB will recognize no gain or loss upon the exchange of their shares of FFB common stock solely for shares of NCBE common stock.

       The opinion expressed herein represents our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Merger, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinion expressed by us. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion. We express no opinion on the treatment of the Merger under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention. The opinions expressed herein are a matter of professional judgment and are not a guarantee of result.

       This opinion is addressed to you and is solely for your use in connection with the Merger and your role as members of the Board of Directors. We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of NCBE or shareholder of FFB. Accordingly, the opinion expressed herein is not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

                                   Very truly yours,

                                   /s/ KREIG DeVAULT ALEXANDER & CAPEHART

                                   KRIEG DeVAULT ALEXANDER & CAPEHART